UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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American Superconductor Corporation

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AMERICAN SUPERCONDUCTOR CORPORATION

114 East Main Street

Ayer, Massachusetts 01432

Notice of Annual Meeting of Stockholders to

be Held on Friday, July 27, 2018

The Annual Meeting of Stockholders of American Superconductor Corporation (“AMSC”) will be held at AMSC’s corporate headquarters, located at 114 East Main Street, Ayer, Massachusetts 01432, on Friday, July 27, 2018 at 8:30 a.m., local time, to consider and act upon the following matters:

1.	To elect Vikram S. Budhraja, Arthur H. House, Daniel P. McGahn, David R. Oliver, Jr. and John W. Wood, Jr. as directors of AMSC for a term of office expiring at the 2019 annual meeting of stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of RSM US LLP as AMSC’s independent registered public accounting firm for the current fiscal year.

3.	To transact such other business as may properly come before the meeting or any continuation, postponement or adjournment thereof.

Stockholders of record at the close of business on June 4, 2018 will be entitled to notice of and to vote at the annual meeting or any continuation, postponement or adjournment thereof. The stock transfer books of AMSC will remain open.

By Order of the Board of Directors,

John R. Samia, Secretary

Ayer, Massachusetts

June 15, 2018

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY (1) OVER THE INTERNET, (2) BY TELEPHONE, OR (3) BY MAIL. FOR SPECIFIC INSTRUCTIONS, PLEASE REFER TO THE QUESTIONS AND ANSWERS BEGINNING ON THE FIRST PAGE OF THE PROXY STATEMENT AND THE INSTRUCTIONS ON THE PROXY CARD RELATING TO THE ANNUAL MEETING.

i

AMERICAN SUPERCONDUCTOR CORPORATION

114 East Main Street

Ayer, Massachusetts 01432

PROXY STATEMENT

For the Annual Meeting of Stockholders to be Held on Friday, July 27, 2018

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors, or Board, of American Superconductor Corporation, or AMSC, for use at the Annual Meeting of Stockholders, or Annual Meeting, to be held on Friday, July 27, 2018, beginning at 8:30 a.m., local time, at AMSC’s corporate headquarters, located at 114 East Main Street, Ayer, Massachusetts 01432, and at any continuation, postponement or adjournment of the Annual Meeting. On or about June 15, 2018, we are releasing this proxy statement together with our annual report, consisting of our Annual Report on Form 10-K for the fiscal year ended March 31, 2018, or 2017 Annual Report, and other information required by the rules of the Securities and Exchange Commission, or SEC, to our stockholders of record on the record date for the meeting. Our 2017 Annual Report is provided without exhibits. Exhibits will be provided, at no charge, upon written request addressed to American Superconductor Corporation, 114 East Main Street, Ayer, MA 01432, Attention: Investor Relations.

Our fiscal year begins on April 1 and ends on March 31. When we refer to a particular fiscal year, we are referring to the fiscal year ended on March 31 of the following year. For example, fiscal 2017 refers to the fiscal year ended March 31, 2018.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be Held on July 27, 2018

AMSC’s proxy statement and annual report are available at

www.proxyvote.com

The following proxy materials are available for review at www.proxyvote.com:

•	our 2018 proxy statement;

•	our 2017 Annual Report; and

•	any amendments or supplements to our proxy materials that are filed with the SEC.

INFORMATION ABOUT THIS PROXY STATEMENT

Why you received this proxy statement. You are viewing or have received these proxy materials because AMSC’s Board is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the SEC and that is designed to assist you in voting your shares.

Notice of Internet Availability of Proxy Materials. As permitted by SEC rules, AMSC is making this proxy statement and its 2017 Annual Report available to certain of its stockholders electronically via the Internet. On or about June 15, 2018, we mailed to these stockholders a Notice of Internet Availability of Proxy Materials, or Internet Notice, containing instructions on how to access this proxy statement and our 2017 Annual Report and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2017 Annual Report. The Internet Notice also instructs you on how you may submit your proxy over the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, then you should follow the instructions for requesting such materials contained on the Internet Notice.

Printed Copies of Our Proxy Materials. Some of our stockholders received printed copies of our proxy statement, 2017 Annual Report and proxy card. If you received printed copies of our proxy materials, then instructions regarding how you can vote are contained on the proxy card included in the materials.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of the directors named in this proxy statement and the ratification of the selection of our independent registered public accounting firm. Stockholders may also consider such other business as may properly come before the meeting. We are not aware of any other business to be brought before the meeting. If any other business is properly brought before the meeting, the designated officers serving as proxies will vote in accordance with their best judgment.

Who is entitled to vote?

You are entitled to vote at the Annual Meeting, or any continuation, postponement or adjournment of the Annual Meeting, only if you were a stockholder of record at the close of business on the record date, June 4, 2018, or if you hold a valid proxy for the Annual Meeting. The number of stockholders of record as of the June 4, 2018 record date was 262. Holders of shares of our common stock are entitled to one vote per share.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Please note that if you hold your shares in “street name” (through a bank, broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership in AMSC as of the record date or the Internet Notice you received from your bank, broker or other nominee to be admitted to the Annual Meeting. You may obtain directions to the location of our Annual Meeting by writing our Investor Relations department at 114 East Main Street, Ayer, Massachusetts 01432 or by calling (978) 842-3247.

What constitutes a quorum?

The holders of a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted as present and entitled to vote for purposes of determining whether a quorum is present at the Annual Meeting. As of the June 4, 2018 record date, 20,978,113 shares of our common stock were outstanding and entitled to vote.

How do I vote?

If you are a stockholder of record, meaning your shares are registered in your name, you may vote:

(1) Over the Internet: Go to the website of our tabulator, Broadridge, at www.proxyvote.com. Use the vote control number printed on your Internet Notice or proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions.

(2) By Telephone: Call 1-800-690-6903, toll free from the U.S. and Canada, and follow the instructions on your proxy card. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions.

(3) By Mail: Complete and sign your proxy card and mail it in the accompanying postage prepaid envelope to Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

(4) In Person at the Annual Meeting: If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the Annual Meeting.

If your shares are held in “street name,” meaning they are held for your account by a bank, broker or other nominee, you may vote:

(1) Over the Internet or by Telephone: You will receive instructions from your bank, broker or other nominee if they permit Internet or telephone voting. You should follow those instructions.

(2) By Mail: You will receive instructions from your bank, broker or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(3) In Person at the Annual Meeting: To be able to vote your shares held in street name in person at the Annual Meeting, you will need to obtain a legal proxy (separate from the proxy card supplied by us) that is prepared and supplied by your bank, broker or other nominee. You will not be able to vote in person at the Annual Meeting unless you have a proxy from your bank, broker or other nominee issued in your name giving you the right to vote your shares.

Can I change my proxy after I return my proxy card?

Yes. You may revoke your proxy and change your vote at any time before the Annual Meeting. To do so, you must do one of the following:

(1) Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted.

(2) Sign a new proxy card and submit it as instructed above. Only your latest dated proxy card will be counted.

(3) Attend the Annual Meeting, request that your proxy be revoked and vote in person as instructed above. Attending the Annual Meeting will not revoke your proxy unless you specifically request it.

Will my shares be voted if I don’t return my proxy?

If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by returning your proxy card or voting by ballot at the Annual Meeting. If your shares are held in “street name” by a bank, broker or other nominee, that person, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank, broker or other nominee will send you directions on how to vote those shares. Under applicable stock exchange rules, if you do not give instructions to your bank, broker or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, such as the ratification of the selection of RSM LLP as our independent registered public accounting firm, but will not be allowed to vote your shares with respect to certain “non-discretionary” items, such as the election of directors. In the case of “non-discretionary” items, shares for which your bank, broker or other nominee does not receive voting instructions will be treated as “broker non-votes.”

What is the vote required to approve each matter?

(1) Election of Directors. Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on the election. This means that the five nominees receiving the most affirmative votes will be elected as directors at the Annual Meeting. Votes withheld and “broker non-votes” will have no effect on the outcome of the election of directors.

(2) Ratification of the Selection of our Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the shares of common stock voting on the matter is required for the ratification of the selection by the Audit Committee of RSM US LLP as our independent registered public accounting firm for the current fiscal year. Abstentions will have no effect on the outcome of this proposal. Because brokers have discretionary authority to vote on the ratification of the selection of our independent registered public accounting firm, we do not expect any “broker non-votes” in connection with this proposal.

Are there other matters to be voted on at the meeting?

As of the date of this proxy statement, our Board of Directors does not know of any other matters which may come before the meeting, other than the matters described in this proxy statement. Should any other matter requiring a vote of our stockholders arise and be properly presented at the Annual Meeting, the proxy for the Annual Meeting confers upon the persons named in the proxy and designated to vote the shares discretionary authority to vote, or otherwise act, with respect to any such matter in accordance with their best judgment.

Our Board encourages stockholders to attend the Annual Meeting. Whether or not you plan to attend, you are urged to submit your proxy. Prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Stockholders who attend the Annual Meeting may vote their stock personally even though they may have sent in their proxies.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of May 31, 2018, or such earlier date as indicated below, by:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each of our “named executive officers” (as defined in the “Compensation Discussion and Analysis” section of this proxy statement); and

•	all directors and executive officers as a group.

Unless otherwise provided, the address of each individual listed below is c/o American Superconductor Corporation, 114 East Main Street, Ayer, Massachusetts 01432.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage of Common Stock Outstanding (2)
Five Percent Stockholders
Kevin Douglas and related group (3)	2,039,248	9.7%
c/o 125 East Sir Francis Drake Blvd. Suite 400, Larkspur, CA 94903
AWM Investment Company, Inc. and related group (4)	1,151,252	5.5%
c/o Special Situations Funds 527 Madison Avenue Suite 2600, New York, NY 10022
Thomas A. Satterfield, Jr., and related group (5)	1,047,000	5.0%
2609 Caldwell Mill Lane Birmingham, AL 35243
Directors
Daniel P. McGahn (6)	470,586	2.2%
Vikram S. Budhraja	42,377	*
Arthur H. House (7)	17,025	*
Pamela F. Lenehan (8)	25,577	*
David R. Oliver, Jr.	24,217	*
John W. Wood, Jr.	32,527	*
Other Named Executive Officers
John W. Kosiba, Jr. (9)	117,415	*
David A. Henry (10)	—	*
James F. Maguire (11)	54,303	*
All directors and executive officers as a group (7 persons) (12)	729,724	3.5%

*	Less than 1%.

(1)	The inclusion of any shares of common stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. In accordance with the rules of the SEC, each stockholder is deemed to beneficially own any shares subject to stock options that are currently exercisable or exercisable within 60 days after May 31, 2018, and any reference below to shares subject to outstanding stock options held by the person in question refers only to such stock options. Except as indicated by the footnotes below, we believe that the persons and entities named in the table above have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

(2)	To calculate the percentage of outstanding shares of common stock held by each stockholder, the number of shares deemed outstanding includes 20,978,113 shares outstanding as of May 31, 2018, plus any shares subject to outstanding stock options or warrants currently exercisable or exercisable within 60 days after May 31, 2018 held by the stockholder in question.

(3)	Information is derived from the Schedule 13D/A filed on May 5, 2015 by Kevin Douglas, Michelle Douglas, James E. Douglas III, K&M Douglas Trust, Douglas Family Trust and James Douglas and Jean Douglas Irrevocable Descendants’ Trust, and is as of April 24, 2015. According to the Schedule 13D/A, Kevin Douglas has shared voting power with respect to 1,490,795 shares and shared dispositive power with respect to 2,039,248 shares; Michelle Douglas has shared voting power and shared dispositive power with respect to 1,490,795 shares; James E. Douglas III has sole voting power and shared dispositive power with respect to 204,100 shares; K&M Douglas Trust has sole voting and dispositive power with respect to 834,533 shares; Douglas Family Trust has sole voting and shared dispositive power with respect to 344,353 shares; and James Douglas and Jean Douglas Irrevocable Descendants’ Trust has sole voting and dispositive power with respect to 656,262 shares.

(4)	Information is derived from the Schedule 13G filed on February 13, 2018 by AWM Investment Company, Inc., a Delaware Corporation (“AWM”), the investment adviser to Special Situations Fund III QP, L.P., Special Situations Cayman Fund, L.P., Special Situations Technology Fund, L.P. and Special Situations Technology Fund II, L.P., which is as of December 31, 2017. Special Situations Fund III QP, L.P. holds 369,091 shares, Special Situations Cayman Fund, L.P. holds 119,189 shares, Special Situations Technology Fund, L.P. holds 109,514 shares and Special Situations Technology Fund II, L.P. holds 553,458 shares, According to the Schedule 13G, AWM Investment Company, Inc. has sole voting and dispositive power over all 1,151,252 shares.

(5)	Information is derived from the Schedule 13G filed on March 8, 2018 by Thomas A. Satterfield, Jr., which is as of March 7, 2018. According to the Schedule 13G, Thomas J. Satterfield, Jr., has shared voting power and shared dispositive power with respect to 987,000 shares and sole voting power and sole dispositive power with respect to 60,000 shares. Mr. Satterfield holds 30,000 shares jointly with his spouse; Tomsat Investment & Trading Co., Inc., a corporation wholly owned by Mr. Satterfield and of which he serves as President, holds 110,000 shares; Caldwell Mill Opportunity Fund, which fund is managed by an entity of which Mr. Satterfield owns a 50% interest and serves as Chief Investment Manager, holds 375,000 shares. Additionally, Mr. Satterfield has limited powers of attorney for voting and disposition purposes with respect to the following shares: A.G. Family L.P. (425,000 shares); Jeanette Satterfield Kaiser (25,000 shares); Richard W. Kaiser (10,000 shares); David A. Satterfield (10,000 shares); and Parker Satterfield under the Uniform Gifts to Minors Act (2,000 shares). These individuals and entities have the right to receive or the power to direct the receipt of the proceeds from the sale of their respective shares.

(6)	Includes 129,595 shares subject to outstanding stock options, 225,000 shares subject to certain restrictions on transfer and a risk of forfeiture in favor of AMSC and 5,218 shares held indirectly through AMSC’s 401(k) plan. Mr. McGahn has sole voting power over 470,586 of such shares and sole dispositive power over 445,788 of such shares. 24,798 shares subject to outstanding options are subject to a domestic relations agreement pursuant to which they will be transferred upon the occurrence of certain events. Therefore, Mr. McGahn does not have dispositive power over these shares.

(7)	Includes 4,852 shares subject to outstanding stock options.

(8)	Includes 1,000 shares subject to outstanding stock options.

(9)	Includes 8,147 shares subject to outstanding stock options, 77,000 shares subject to certain restrictions on transfer and risk of forfeiture in favor of the Company and 2,513 shares held indirectly through AMSC’s 401(k) plan.

(10)	Beneficial ownership is as of May 15, 2018 and is based on information provided by Mr. Henry.

(11)	Includes 18,663 shares subject to outstanding stock options, 25,000 shares subject to certain restrictions on transfer and risk of forfeiture in favor of the Company and 434 shares held indirectly through AMSC’s 401(k) plan.

(12)	Includes 143,594 shares subject to outstanding stock options, 302,000 shares subject to certain restrictions on transfer and risk of forfeiture in favor of the Company and 7,731 shares held indirectly through AMSC’s 401(k) plan.

CORPORATE GOVERNANCE

Our Board has long believed that good corporate governance is important to ensure that AMSC is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our committee charters, corporate governance guidelines and code of conduct described below have been posted in the “Corporate Governance” section of the “Investors” page of our website at www.amsc.com. Alternatively, you can request a copy of any of these documents by writing our Investor Relations department at 114 East Main Street, Ayer, Massachusetts 01432 or by calling (978) 842-3247.

Members of the Board

Set forth below, for each director, are his or her name and age, his or her positions (if any) with us, his or her principal occupation and business experience during the past five years, the names of other public companies of which he or she has served as a director during the past five years and the year of the commencement of his or her term as a director of AMSC. Each of the individuals named below is a nominee for election to our Board at the Annual Meeting. There are no family relationships among any of our directors and executive officers.

Vikram S. Budhraja, age 70, has been president and chief executive officer of Electric Power Group, LLC, a Pasadena, California-based privately held firm that provides smart grid synchrophasor technology applications and services, power grid reliability monitoring solutions, and strategic and consulting services to the electric power industry, since January 2000. From 1977 to January 2000, Mr. Budhraja served in key executive and senior management positions at Edison International, the parent company of Southern California Edison, including: president of Edison Technology Solutions; senior vice president and head of the Power Grid Business Unit of Southern California Edison responsible for all transmission assets and control center operations; and vice president of System Planning, Fuels and Operations of Southern California Edison. He is a founding member of the Consortium for Electric Reliability Technology Solutions (CERTS) and worked with the U.S.-Canadian Power Systems Outage Task Force that was formed to investigate the root causes of the August 14, 2003 power blackout in the Northeast. Mr. Budhraja has previously served as a director of several organizations, including the California Independent System Operator (CAISO), which manages California’s power transmission system, and SoftSwitching Technologies, which provides scalable power quality and monitoring solutions. We believe Mr. Budhraja’s qualifications to sit on our Board include his extensive operational knowledge of, and executive level management experience in, the electric power industry. Mr. Budhraja has been a director of our company since 2004.

Arthur H. House, age 75, has been Chief Cybersecurity Risk Officer for the State of Connecticut since October 2016. From June 2012 until October 2016, Mr. House was chairman of the Connecticut Public Utilities Regulatory Authority. From January 2009 until May 2012, Mr. House served as Director of Communications of the Office of the Director of National Intelligence and as head of internal and external communications for the National Geospatial-Intelligence Agency, a combat support agency for the U.S. Department of Defense. From January 2002 until January 2009, he served as Senior Vice President of Public Affairs at Connecticut-based Webster Bank, a bank that provides business and consumer banking, mortgage, insurance, trust and investment services. Mr. House has also previously served in various positions at the World Bank, the National Security Council and the U.S. Senate. We believe Mr. House’s qualifications to sit on our board include his extensive experience in the utility industry, his international business and government relations experience and work in both internal and external corporate communications. Mr. House has been a director of our company since September 2016.

Daniel P. McGahn, age 46, has been our chief executive officer since June 2011 and president since December 2009. Mr. McGahn also served as our chief operating officer from December 2009 until May 2011, as senior vice president and general manager of our AMSC Superconductors business unit from May 2008 until December 2009 and vice president of our AMSC Superconductors business unit from January 2008 to May 2008. Previously, Mr. McGahn was our vice president of strategic planning and development from December 2006 to January 2008. From 2003 to 2006, Mr. McGahn served as executive vice president and chief marketing officer of Konarka Technologies, which develops and commercializes Konarka Power Plastic®, a material that converts light to electricity. We believe Mr. McGahn’s qualifications to sit on our Board include his extensive experience with our company, including serving as our president since December 2009, experience in the power electronics industry and with technology companies, and strategic planning expertise gained while working in senior management and as a consultant for other public and private companies. Mr. McGahn has been a director of our company since June 2011.

David R. Oliver, Jr., age 76, is currently an independent consultant. He served as a strategic advisor, mergers and acquisitions, for European Aeronautic Defense and Space Company North America (EADS NA), a European aerospace corporation, from January 2012 until July 2013. From January 2008 until December 2011, Mr. Oliver served as executive vice president and chief operating officer for EADS NA. Mr. Oliver also served as chief executive officer of the defense division of EADS NA for most of the four years preceding January 2008 except when he was running the EADS portion of the capture effort for the Air Force Tanker program. Before joining EADS NA, Mr. Oliver was stationed in Baghdad as Director of Management and Budget for the Coalition Forces. Prior to that, he served as the United States’ Principal Deputy Undersecretary of Defense for Acquisition and Technology. Mr. Oliver also previously held management positions at both Westinghouse Electric and Northrop Grumman. In the Navy, he commanded diesel and nuclear submarines as well as two submarine groups during the Cold War. His last Navy appointment was as Principal Deputy to the Assistant Secretary of the Navy for Research, Development and Acquisition. Rear Admiral (retired) Oliver’s military decorations include the Defense and Navy Distinguished Service Medals as well as six awards of the Legion of Merit. We believe Mr. Oliver’s qualifications to sit on our Board include his extensive leadership, management and budgeting experience gained while serving as a senior officer in the United States Navy and at EADS, NA, and his valuable corporate governance experience gained while serving as a director for other public and private companies. Mr. Oliver has been a director of our company since September 2006.

John W. Wood, Jr., age 74, has been chairman of our Board since August 2011 and is currently an independent consultant. He served as chief executive officer of Analogic Corporation, a designer and manufacturer of medical imaging and security systems, from 2003 through 2006. Prior to joining Analogic, he held senior executive positions over a 22-year career at Thermo Electron Corporation. Most recently, Mr. Wood served as president of Peek Ltd., a division of Thermo Electron Corporation, and as a senior vice president of the parent company. He previously served as president and chief executive officer of Thermedics, a subsidiary of Thermo Electron. Mr. Wood is a director of FLIR Systems, Inc., which is a publicly traded company that designs, manufactures and markets thermal imaging infrared cameras, and ESCO Corporation, which is a privately held company that manufactures engineered metal wearparts and components for industrial applications, including mining, construction, power generation and aerospace. He also holds an Executive Masters Director Certification from the American College of Corporate Directors, a national public company director education organization. We believe Mr. Wood’s qualifications to sit on our Board include his extensive executive-level management experience and significant financial experience. Mr.  Wood has been a director of our company since December 2006.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of AMSC and our stockholders. These guidelines, which provide a framework for the conduct of our Board’s business, provide that:

•	the principal responsibility of our directors is to oversee the management of our company;

•	our chairman and chief executive officer positions will be separate;

•	a majority of the members of our Board shall be independent directors;

•	the independent directors meet regularly in executive session;

•	our Board, in conjunction with the Compensation Committee, is responsible for reviewing and approving a management succession plan, including succession planning for our chief executive officer;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, our Board and its committees will conduct a self-evaluation to assess whether they are functioning effectively.

Board Determination of Independence

Under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that Mr. Budhraja, Mr. House, Ms. Lenehan, Mr. Oliver and Mr. Wood do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Stock Market, Inc. Listing Rules.

Director Nomination Process

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board.

In considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the criteria set forth in our corporate governance guidelines, such as the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, interest and ability to understand conflicting interests of our various constituencies and ability to act in the interests of all stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities.

Our Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, but believes that our Board, taken as a whole, should embody a diverse set of skills, experiences and backgrounds.

Stockholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee of our Board by submitting the stockholder’s name, address and number of shares of our stock held, and the candidate’s name, age, address and resume to our Corporate Secretary at American Superconductor Corporation, 114 East Main Street, Ayer, Massachusetts 01432. Our Board will evaluate stockholder-recommended candidates using the criteria described above. If our Board decides to nominate a stockholder-recommended candidate, then we will include his or her name in the proxy statement and proxy card for the next annual meeting.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or our Board, by following the procedures set forth under “Stockholder Proposals for 2019 Annual Meeting.” Candidates nominated by stockholders in accordance with the procedures set forth in our bylaws will not be included in our proxy statement or proxy card for the next annual meeting.

Board Meetings and Attendance

Our Board met fourteen times during fiscal 2017, either in person or by teleconference. During fiscal 2017, each director attended 100% of the aggregate number of Board meetings and meetings held by all committees on which he or she then served.

Director Attendance at Annual Meeting of Stockholders

Each of our directors attended the 2017 Annual Meeting of Stockholders. Our corporate governance guidelines provide that directors are expected to attend the Annual Meeting of Stockholders.

Board Leadership Structure

Mr. Wood, a non-employee independent director, has served as the chairman of our Board since August 2011, while Mr. McGahn serves as our chief executive officer and president. In fiscal 2012, our corporate governance guidelines were amended to require that our chairman and chief executive officer positions be separate, because the Board believes that having separate positions and having an independent director serve as chairman of the Board is the appropriate leadership structure for our company at this time. Separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the chairman of our Board to lead the Board in its fundamental role of providing advice to, and independent oversight of, management. The Board recognizes the time, effort and energy that the chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman.

Board Committees

Our Board has established three standing committees — Audit, Compensation, and Nominating and Corporate Governance — each of which operates under a charter that has been approved by our Board. Current copies of each committee’s charter are posted in the “Corporate Governance” section of the “Investors” page of our website, www.amsc.com. Our Board has determined that all of the members of each of our Board’s three standing committees are independent as defined under the rules of the Nasdaq Stock Market, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3(c) promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act and, in the case of all members of the Compensation Committee, the independence requirements specific to compensation committee members under the rules of the Nasdaq Stock Market.

Audit Committee

The Audit Committee’s responsibilities include:

•	sole and direct responsibility for appointing, compensating, evaluating, retaining and, when necessary, terminating the engagement of our independent registered public accounting firm;

•	taking, or recommending that the full Board take, appropriate action to oversee the independence of our independent registered public accounting firm;

•	sole and direct responsibility for overseeing the work of our independent registered public accounting firm, including resolution of disagreements between our management and independent registered public accounting firm regarding financial reporting;

•	reviewing and discussing with management and the independent registered public accounting firm, and approving, our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures, and code of business conduct and ethics;

•	discussing policies with respect to our assessment and management of risk (both financial and non-financial), including guidelines and policies to govern the process by which our exposure to risk is monitored, controlled and reported;

•	overseeing our internal audit function;

•	establishing procedures for the receipt, retention and treatment of accounting-related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management;

•	reviewing and approving or ratifying related person transactions; and

•	preparing the Audit Committee Report required by SEC rules (which is included beginning on page 14 of this proxy statement).

The current members of the Audit Committee are Ms. Lenehan (chairman), Mr. Oliver and Mr. Wood. The Audit Committee met six times during fiscal 2017. Our Board has determined that each of Ms. Lenehan, Mr. Oliver and Mr. Wood is an “audit committee financial expert” as defined in applicable SEC rules. The board of directors intends to appoint an independent director to the Audit Committee to succeed Ms. Lenehan, as well as a new chair of the committee, effective upon the conclusion of the Annual Meeting.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	reviewing and making a recommendation to our Board with respect to the chief executive officer’s compensation;

•	reviewing and approving the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our incentive compensation and equity-based plans;

•	retaining, in its sole discretion, and being directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel, or other advisors as it deems necessary or appropriate to carry out its responsibilities;

•	reviewing and making recommendations to our Board with respect to director compensation;

•	reviewing and making recommendations, upon our Board’s request, to our Board relating to management succession planning;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 16 of this proxy statement; and

•	preparing the Compensation Committee Report required by SEC rules, which is included on page 38 of this proxy statement.

Consistent with the requirements of applicable law and our company’s equity-based plans, the Compensation Committee has the authority to delegate to one or more executive officers of our company the power to grant rights or options to acquire shares of our company’s common stock to employees of our company who are not directors or executive officers of our company.

The current members of the Compensation Committee are Mr. Budhraja (chairman), Mr. House and Mr. Wood. The Compensation Committee met six times during fiscal 2017.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become Board members, consistent with criteria approved by our Board and recommending to our Board the persons to be nominated for election as directors at any meeting of stockholders and the persons to be elected by our Board to fill any vacancies on our Board;

•	recommending to our Board the persons to be elected to each of our Board’s committees;

•	developing and recommending to our Board a set of corporate governance guidelines applicable to us;

•	periodically assessing our Board’s leadership structure, including whether the offices of chairman of the Board and chief executive officer should be separate; and

•	overseeing the evaluation of our Board.

The current members of the Nominating and Corporate Governance Committee are Mr. House (chairman), Mr. Budhraja and Mr. Wood. The Nominating and Corporate Governance Committee met four times during fiscal 2017.

Oversight of Risk

Our Board oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our Board and its committees is to oversee the risk management activities of management. In accordance with its charter, our Audit Committee discusses policies with respect to our assessment and management of risk (both financial and non-financial), including guidelines and policies to govern the process by which our exposure to risk is monitored, controlled and reported, and reports regularly to the Board on these matters. In general, our Board focuses its oversight on risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks. Our Compensation Committee oversees risk management activities relating to our compensation policies and practices and management succession planning. Our Nominating and Corporate Governance Committee oversees risk management activities relating to Board composition. Each committee reports to the full Board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate. Our Board does not believe that its role in the oversight of our risks affects the Board’s leadership structure.

Executive Compensation Process

The Compensation Committee has implemented an annual performance review program for our executives, under which annual performance objectives are determined and set forth in writing during the first quarter of each fiscal year for AMSC as a whole and for each executive individually. Annual corporate objectives are proposed by management and reviewed by our Compensation Committee and approved by our Board. These corporate objectives target the achievement of specific operational milestones. Annual individual objectives focus on contributions that facilitate the achievement of the corporate objectives and are typically set during the first quarter of each fiscal year. Individual measurable objectives are proposed by each executive, reviewed by the chief executive officer, and formed on the basis of recommendations to our Compensation Committee and our Board (in the case of our chief executive officer) with regard to executive compensation. Annual salary levels, annual bonuses, and annual stock option grants and restricted stock awards to our executives are tied to the achievement of these corporate and individual performance objectives.

Our Board has delegated to a committee of the Board, designated as the Awards Committee, which consists solely of our president and chief executive officer, Mr. McGahn, the authority to grant options and award restricted stock, subject to the terms and conditions of our 2007 Stock Incentive Plan and any other limitations set by the Board, to employees other than executive officers.

Our Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation.

Communicating with the Independent Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our Corporate Secretary is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the directors as he considers appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Corporate Secretary considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our Board should address such communications to our Board c/o Corporate Secretary, American Superconductor Corporation, 114 East Main Street, Ayer, Massachusetts 01432.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial and accounting officer, or persons performing similar functions. We have posted a current copy of the code in the “Corporate Governance” section of the “Investors” page of our website, www.amsc.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq Stock Market listing standards concerning any amendments to, or waivers from, any provision of our code.

Audit Committee Report

The Audit Committee has reviewed AMSC’s audited financial statements for the fiscal year ended March 31, 2018 and has discussed these financial statements with management and RSM US LLP (“RSM”), AMSC’s independent registered public accounting firm.

Management is responsible for AMSC’s internal control over financial reporting and the financial reporting process, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or GAAP. AMSC’s independent registered public accounting firm is responsible for performing an audit of AMSC’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report on those financial statements. As appropriate, the Audit Committee reviews and evaluates, and discusses with AMSC’s management, internal accounting, financial and auditing personnel, and the independent registered public accounting firm, the following:

•	the plan for, and the independent registered public accounting firm’s report on, the audit of AMSC’s financial statements;

•	AMSC’s financial disclosure documents, including all financial statements and reports filed with the SEC or sent to shareholders;

•	changes in AMSC’s accounting practices, principles, controls or methodologies;

•	significant developments or changes in accounting rules applicable to us; and

•	the adequacy of AMSC’s internal control over financial reporting and accounting, financial and auditing personnel.

Management represented to the Audit Committee that AMSC’s financial statements had been prepared in accordance with GAAP.

The Audit Committee also discussed with RSM the matters required to be discussed by applicable accounting standards and Audit Committee rules, including the matters required by Statement on Auditing Standards No. 1301, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures and the letter from AMSC’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding AMSC’s independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with AMSC’s independent registered public accounting firm its independence.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors of AMSC that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2018.

By the Audit Committee of the Board.

Pamela F. Lenehan, Chair

David R. Oliver, Jr.

John W. Wood, Jr.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the principles of our executive compensation program, how we applied those principles in compensating our named executive officers for the fiscal year ended March 31, 2018, or fiscal 2017, and how our compensation program drives performance.

Our named executive officers for fiscal 2017 are:

•	Daniel P. McGahn, President and Chief Executive Officer;

•	John W. Kosiba, Senior Vice President and Chief Financial Officer;

•	David A. Henry, who was our Executive Vice President, Chief Financial Officer and Treasurer until April 4, 2017 and who remained an employee of the company to assist with the transition of his responsibilities and other related matters until June 30, 2017; and

•	James F. Maguire, who was our Executive Vice President, Operations and an executive officer until April 4, 2017 and who currently serves as Executive Vice President, Technology and is no longer an executive officer.

In this CD&A, we first provide an executive summary of our compensation program for fiscal 2017. We then describe our compensation philosophy and the objectives of our executive compensation program and how the Compensation Committee of our Board oversees our compensation program. We discuss the compensation determination process and describe how we determine each element of compensation.

Executive Summary

Business Overview

Our company continues to deal diligently with major challenges that it has faced over the past few years, including the theft of intellectual property in 2011 by our former largest customer, Sinovel Wind Group Co., Ltd., or Sinovel. In response to these events, we believe that our executive management team has responded effectively by (i) diversifying our base of customers and market geographies for our products and services, (ii) developing and introducing new products, (iii) streamlining various functions of the business, (iv) reorganizing and consolidating our global operations, and (v) reducing our global workforce and the size of our executive team in order to lower expenses.

While our company has been working through all of these major challenges, our Board and Compensation Committee have also been trying to retain our key talent at the executive level and throughout our entire organization. This has not been an easy task, especially as the economy overall has improved and employees find themselves with opportunities elsewhere.

Over the past few years, the Compensation Committee, with the help of management and its independent compensation consultant, has:

•	Awarded no base salary increases to our executive officers in the past five years, including fiscal 2017.

•	Maintained our performance-based annual cash bonus program while attempting to balance our ability to pay with our desire to use cash as an incentive payout when performance warrants compensation.

•	Managed our equity compensation program as efficiently as possible, taking into account fluctuations in the value of our company’s stock price and, in periods where the price has declined, the corresponding declining value of our equity program and our limited pool of available shares for grant.

•

Provided an overall compensation package, including bonuses (when earned) and equity awards, for each executive officer, being mindful of the balance between the need to retain critical talent to successfully navigate our company through a challenging business environment, and our company’s financial position. Given the many factors affecting our stock price and business, we believe that there may be limited retention value to our equity program for employees, including our executive officers, and we have taken that into consideration in our overall compensation program.

The remainder of this executive summary and report outlines our fiscal 2017 business accomplishments and our pay decisions, which reflect our attempt to balance doing what is appropriate for our business and our stockholders while retaining key talent during these difficult times.

Overview of Fiscal 2017 Accomplishments and Financial Performance

Business Accomplishments

Our strategy is focused on growing our Grid business unit in order to diversify our revenues and position our company to generate sustainably positive operating cash flows. In furtherance of this strategy, we pursued the following business goals during fiscal 2017:

•	Complete the remaining obligations under our agreement with the Department of Homeland Security, or DHS, necessary to deploy our Resilient Electric Grid, or REG, system in Commonwealth Edison’s, or ComEd’s, electric grid, and, subject to the agreement of DHS, ComEd and us, proceed to the construction phase of the project;

•	Have at least one additional city perform a REG deployment study;

•	Receive an order for Ship Protection System, or SPS, products from the U.S. Navy;

•	Receive the first commercial orders for our new D-VAR Volt Var Optimization, or D-VAR VVO™, product; and

•	Increase our Grid business unit revenues over the prior year.

We achieved each of our business goals other than the first business goal described above. Having achieved four out of five business goals and having made continued progress on the first business goal, we believe that fiscal 2017 was a year of continued progress on executing our strategy.

With respect to our goal relating to the deployment of our REG system in ComEd’s electric grid, we have continued our efforts on the cost sharing arrangement between the DHS, ComEd and us, and entered into advanced discussions with ComEd regarding commercial terms for deploying the first REG system in Chicago’s electric grid.

In May 2017, we also announced that Seattle City Light agreed to undertake a deployment study of our REG system. The deployment study focuses on evaluating REG as a solution for a power distribution application within Seattle City Light’s service area.

In September 2017, we announced that we had been awarded a contract from the U.S. Navy for the long lead materials for a high temperature superconductor-based SPS to be deployed on Fort Lauderdale, LPD 28. The scope of the SPS contract between the U.S. Navy and our company is expected to include integration and commissioning of the system.

In January 2017, building off our D-VAR expertise, we launched our new D-VAR VVO™ product, targeting utilities with large concentrations of distributed generation on their distribution grids. We have seen interest from utilities for this product and shipped pre-production D-VAR VVO™ units to utilities in the United States in the second quarter of fiscal 2017. We now have commissioned D-VAR VVO™ units operating on multiple sites at utilities throughout the United States. In the fourth quarter of fiscal 2017, we received our first commercial orders for D-VAR VVO™ units.

In February 2018, we entered into a Purchase and Sale Agreement for the sale of our formerly-owned 355,000 square-foot Devens, Massachusetts corporate headquarters in exchange for total consideration of $23.0 million, composed of (i) cash consideration of $17.0 million, and (ii) a $6.0 million subordinated secured commercial promissory note payable to us. The transaction closed on March 28, 2018. We believe that the move from our former corporate headquarters to a smaller, nearby leased facility will improve our overall cost structure.

Finally, we grew Grid business unit revenues in fiscal 2017 compared to fiscal 2016. Our Grid business unit revenues grew 22% to $34.1 million in fiscal 2017, compared to $27.9 million in fiscal 2016. This increase in Grid business unit revenue was primarily due to higher D-VAR system revenues, as well as higher revenues from sales to the U.S. Navy.

Financial Performance

Fiscal 2017 revenues were negatively impacted by lower Wind business unit revenues due to lower shipments of electrical control systems to our largest customer, Inox Wind Ltd. in India. Revenues in fiscal 2017 of $48.4 million were down 36% compared to $75.2 million in fiscal 2016. While lower Wind business unit business unit revenues accounted for the entire decrease, we are encouraged that Grid business unit revenues grew 22% to $34.1 million in fiscal 2017, compared to $27.9 million in fiscal 2016. Our investment in new products such as REG, SPS and D-VAR VVO™ is directed toward our Grid business unit in order to diversify our revenues. Our net loss increased in fiscal 2017 commensurate with lower revenues. Net loss in fiscal 2017 was $32.8 million, or $1.73 per share, compared to $27.4 million, or $1.98 per share, in fiscal 2016. Our company’s fiscal 2017 Non-GAAP Net Loss increased to $32.2 million, or $1.70 per share, compared to a fiscal 2016 Non-GAAP Net Loss of $27.0 million, or $1.95 per share.

For more information about Non-GAAP Net Loss, including a definition and reconciliation against net loss calculated and presented in accordance with GAAP, please see the discussion in “Item 7. Management Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Measures” commencing on page 38 of our Annual Report on Form 10-K filed on June 6, 2018.

Forward-Looking Statements

This proxy statement contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding our expectation about the scope of the SPS contract between the U.S. Navy and our company, our belief that the move from our former corporate headquarters to a smaller, nearby leased facility will improve our overall cost structure and our strategy, products and future plans and prospects. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements represent management’s current expectations and are inherently uncertain. There are a number of important factors that could materially impact the value of our common stock or cause actual results to differ materially from those indicated by such forward-looking statements. Such risks and uncertainties include: dependence on our largest customer, Inox, for a significant portion of our revenues, and our inability to predict if and when Inox’s demand dislocation will be resolved, and to the extent resolved, how successful Inox will be under India’s new central and state auction regime; our history of operating losses and negative operating cash flows, which may continue in the future and require additional financing; lower prices for other fuel sources may reduce demand for wind energy development and hurt our Wind business; our operating results may fluctuate significantly and fall below expectations; our financial condition may have an adverse effect on our customer and supplier relationships; failure to successfully execute the move of our former Devens, Massachusetts manufacturing facility or achieve expected savings following such move; dependence on attracting and retaining qualified personnel; not realizing expected sales; a failure or security breach of our information technology infrastructure; reliance on third-party manufacturers, suppliers, subcontractors and collaborators; failure to implement strategies and business goals; problems with product quality or performance; government contracts being subject to audit, modification or termination; reduction in revenue due to lack of congressional funding; additional risks from our reliance on sales in foreign countries and emerging markets; limited success marketing and selling our superconductor and system-level solutions; failure to realize benefits of acquisitions; dependence on the limited commercial use of high temperature superconductor products; failure of a widespread commercial market for our products to develop; dependence of the growth of the wind energy market on government subsidies and economic incentives; the intense competition our products face; risks related to our intellectual property; risks related to our legal proceedings; and other risks and uncertainties such those identified under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2018, which among others, could cause actual results to differ materially from those indicated by forward-looking statements made herein. Any such forward-looking statements represent management’s estimates as of the date of this proxy statement. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this proxy statement.

Overview of Our Executive Compensation Program

The Compensation Committee of our Board has designed our executive compensation program to attract and retain superior employees in key positions to enable our company to succeed in the highly competitive market for talent, while simultaneously maximizing stockholder value. We intend to continue to provide a competitive compensation package to our executives, tie a significant portion of pay to performance and utilize components that best align the interests of our executives with those of our stockholders.

The following is a summary of important aspects of our executive compensation program discussed later in this CD&A:

Key Elements of Our Compensation Program. Our compensation program is designed to achieve these objectives through a combination of the following types of compensation:

•	Base salary;

•	Performance-based annual cash bonuses;

•	Long-term equity incentives; and

•	Severance and change-in-control benefits.

Each element of our executive compensation program is discussed in greater detail below.

•	We Intend to Pay for Performance. A significant portion of our named executive officers’ total compensation, as shown below, ties compensation directly to the achievement of corporate and individual objectives. We emphasize pay for performance in order to align executive compensation with our business strategy and the creation of long-term stockholder value.

•	Our Compensation Program Supports Our Corporate Objectives and Stockholder Interests. Our compensation program is designed to align executive officer compensation with our short- and long-term business objectives and building long-term stockholder value by rewarding successful execution of our business plan and by tying a portion of total compensation opportunities to equity incentives.

Fiscal 2017 Compensation Programs and Decisions

In line with our executive compensation program’s emphasis on pay for performance, we believe the compensation awarded to our named executive officers for fiscal 2017 properly reflected the achievement of our operating goals, our financial results, overall compensation philosophy and the challenges that our company is still experiencing:

•	No Adjustments to Base Salary. For fiscal 2017, management recommended, and the Compensation Committee agreed, that no changes be made to our executive officers’ base salaries. Our executive officers have not received any increase in base salaries for the past five years, including fiscal 2017.

•

Performance-Based Annual Cash Bonuses. For fiscal 2017, our company primarily focused on operating cash flow, net loss, revenues, orders and operating expenses as objectives in our annual cash bonus program. Similar to 2016, the Compensation Committee placed a greater emphasis on achievement of corporate goals as opposed to individual goals for our annual bonus program for fiscal 2017, and viewed these corporate objectives as key for our company’s short-term sustainability and long-term growth. In fiscal 2017, each named executive officer received a cash bonus payment equal to 27% of target bonus opportunity based on (i) overachieving on the operating expense objective, (ii) underachieving on the net loss objective and (iii) achievement of certain individual performance objectives. Operating cash flow, revenues and orders performance did not meet the threshold performance level requisite for payout, and as a result, no named executive officer received payout under these objectives.

•	Long-Term Equity Incentive. The Compensation Committee granted annual long-term equity awards, consisting of both time-based awards that will vest over three years after grant and performance-based awards that will vest in tranches upon the company’s achievement of positive operating cash flow over multiple time periods, to our named executive officers in fiscal 2017 based on such factors as: (i) performance and contribution during the prior fiscal year, (ii) recommendations made by our management, (iii) competitive market practices, (iv) the overall compensation package for each executive officer, (v) the need to retain critical talent to successfully navigate our company through a challenging business environment, and (vi) the level of difficulty our company would face if we were to have to replace any executive officer if he or she were to voluntarily leave our company.

We believe that management made progress in fiscal 2017 on the company’s strategy to grow its Grid business unit in order to diversify its revenues and position it to generate sustainably positive operating cash flows. The Compensation Committee believes that the named executive officers’ fiscal 2017 compensation was appropriate given the performance and steps taken by management to position our company to implement and realize its strategy, as noted by the business accomplishments described above.

Compensation Program Philosophy and Objectives

The Compensation Committee of our Board oversees our executive compensation program, pursuant to authority established in the Compensation Committee Charter. The Compensation Committee reviews and approves all compensation decisions relating to our executive officers, except for the chief executive officer. The Compensation Committee reviews the compensation for our chief executive officer and makes a recommendation to our Board, and our Board determines the compensation of our chief executive officer.

Our executive compensation program is designed to meet three principal objectives:

•	Attract and retain executive officers who contribute to our long-term success;

•	Align compensation with our short-and long-term business objectives; and

•	Motivate the executive officers to provide superior performance that will build long-term stockholder value.

These objectives collectively seek to link executive compensation to our overall company performance, which helps to ensure that the interests of our executives are aligned with the interests of our stockholders.

The Compensation Committee’s decisions regarding executive compensation during fiscal 2017 were based on achieving the above objectives, with an emphasis on:

•	Increasing long-term stockholder value by decreasing operating cash burn;

•	Improving operational performance by increasing revenue and orders and decreasing net loss and operating expenses and executing to the business goals described above;

•	Taking into account the nature and scope of the executive officer’s position and responsibilities, including considerations of pay equity among the executive officers and retention concerns; and

•	Paying reasonable and fair compensation during a challenging time for the business.

In setting executive compensation for fiscal 2017, the Compensation Committee established salary levels and established an executive incentive cash bonus plan with performance metrics that reflected our annual operating plan and strategic priorities for fiscal 2017. For fiscal 2017, the Compensation Committee established operating cash flow and financial objectives relating to net loss, revenues, operating expenses and orders to promote our short-term and long-term business success. In setting objectives for each of the foregoing metrics, the Compensation Committee considered multiple factors so that its decisions were informed and equitable and that our executive compensation program achieved its objectives.

Stockholder Say-On-Pay Votes

At our Annual Meeting of Stockholders held on July 27, 2017, we provided our stockholders with the opportunity to cast an advisory vote on executive compensation, and in future years such advisory vote will occur triennially. Over 88% of the votes cast on the “say on pay” vote at our Annual Meeting of Stockholders held on July 27, 2017 were voted in favor of the proposal. We have considered the results of such vote and believe the support of our stockholders for the vote proposal indicates that our stockholders are generally supportive of our approach to executive compensation. Thus we did not make changes to our executive compensation arrangements in response to the vote. In the future, we will continue to consider the outcome of our “say on pay” votes when making compensation decisions regarding our named executive officers.

The Compensation Committee’s Process

The Compensation Committee has a process to help ensure that our executive compensation program meets its principal objectives. In making compensation decisions, the Compensation Committee considers a wide variety of information, including how each compensation decision ties to its total compensation philosophy, the advice of our general counsel, who also manages our human resources function, and the thoughts of our chief executive officer and other Board members.

Our general counsel, who also manages our human resources function, regularly attended Compensation Committee meetings to provide information and recommendations regarding our executive compensation program. Among other things, he performed internal analyses of marketplace practices for executive pay, made recommendations to our chief executive officer on compensation matters for all officers and compiled other relevant data at the request of the Compensation Committee.

Our chief executive officer is actively involved in the executive compensation process. Our chief executive officer reviews the performance of each of the executive officers (other than his own) and makes recommendations to the Compensation Committee regarding the salary and long-term incentive awards for executive officers other than himself, as well as the executive compensation program’s impact on attracting, retaining and motivating the level of executive talent necessary to achieve and exceed our company goals. The Compensation Committee is not bound by such recommendations, but generally takes them into consideration before making final determinations about the compensation of executive officers other than our chief executive officer.

The Compensation Committee reviews the compensation for our chief executive officer and makes a recommendation to the full Board. The full Board determines the compensation of our chief executive officer.

The Compensation Committee also considers information relevant to each executive’s specific situation including the executive’s marketability and the availability or scarcity of other qualified candidates, inside and outside our company, who could replace the executive should he or she leave our company.

In determining equity compensation, the Compensation Committee considers levels of past performance, performance potential, retention risk and the value of the equity compensation needed to keep the total compensation opportunity level competitive and consistent with our compensation philosophy.

Role of Independent Compensation Consultant. The Compensation Committee has engaged Aon Consulting, Inc., through its Radford subdivision, or Radford, since October 2016 as its independent outside compensation consultant to advise it and develop an executive compensation strategy, to assess the competitiveness of our executive compensation and to provide recommendations with respect to both the levels and structure of compensation for our executives. In fiscal 2017, Radford assessed the competitiveness of executive compensation through comparisons with peer groups and survey sources while additionally assessing our performance to ensure compensation levels were appropriately tied to performance. During late fiscal 2016 and early fiscal 2017, Radford advised the Compensation Committee on compensation matters for all officers and directors and met with the Compensation Committee in executive session without the presence of management, as requested by the Compensation Committee. Radford did not perform services for our company that were unrelated to Compensation Committee matters during fiscal 2017.

The Compensation Committee regularly reviews the services provided by its compensation advisers and believes that Radford is independent in providing executive compensation consulting services. The Committee conducted a specific review of its relationship with Radford in fiscal 2017 and determined that its work for the Compensation Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and by the SEC and the Nasdaq Global Select Market. The Compensation Committee continues to monitor the independence of its compensation consultant and any conflicts of interest related to services thereby on a periodic basis.

Compensation Analysis. With the assistance of Radford, in April 2017, the Compensation Committee reviewed the compensation levels of our executive officers against compensation levels at peer group companies that were selected based on the following criteria:

•	companies within the same Global Industry Classification Standard code, Electrical Components and Equipment, and related industries;

•	companies with a market capitalization of approximately three-tenths to three times our market capitalization, of which 53% have a higher market capitalization and 47% had a lower market capitalization than we had (at the time of selection in January 2017);

•	companies with four quarters of trailing revenues of approximately three-tenths to three times our revenues, of which approximately 67% had higher revenues and 33% had lower revenues than we had (at the time of selection in January 2017); and

•	companies with headcount of three-tenths to three times our headcount, of which 67% have a higher headcount and 33% had a lower headcount than we had (at the time of selection in January 2017).

For the analysis of our fiscal 2017 executive compensation packages, the peer group was approved by the Compensation Committee in January 2017 and consisted of the following fifteen companies:

Peer Group Companies

American Electric Technologies, Inc.	Pioneer Power Solutions, Inc.
Capstone Turbine Corp	Plug Power Inc.
EnerNOC, Inc.	Preformed Line Products Company
Exar Corp.	Silver Spring Networks, Inc.
Frequency Electronics Inc.	Thermon Group Holdings, Inc.
FuelCell Energy Inc.	Ultralife Corp.
Maxwell Technologies, Inc.	Vicor Corp. Capital
Orion Energy Systems, Inc.

The Compensation Committee utilized the peer group to provide context for its compensation decision-making. The compensation paid by peer group companies to their respective executive officers does not factor into the Compensation Committee’s determination of the peer group. After the peer group companies were selected in January 2017, Radford prepared and presented a report to the Compensation Committee summarizing the competitive data and comparisons of our executive officers to the comparable company market data utilizing publicly available data from the comparable companies and broad survey data (reflecting companies of similar size in the general and high-technology industries). We use the broad survey data in conjunction with peer group data in evaluating our executive compensation practices. The Compensation Committee does not rely upon data from any individual company participating in any of these surveys in making compensation decisions and uses the general survey data as only a reference point for evaluating our executive compensation practices, as opposed to benchmarking our executive compensation practices against the general survey data. Each of our elements of compensation is reviewed as part of this analysis and evaluation.

The above review provided the Compensation Committee with general affirmation that its compensation decisions are aligned with the marketplace and our compensation program was achieving the Compensation Committee’s objectives, as described above.

The Compensation Committee may, in its discretion, review and/or modify the selection criteria for our peer group and the peer group companies from year to year as it determines appropriate, depending on, among other factors, changes in the marketplace, acquisitions, divestitures and the business focus of us and/or our peer group companies.

Risk Considerations in our Compensation Program

Our Compensation Committee does not believe that any risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on our company. Our Compensation Committee believes that any risks arising from our compensation policies and practices are mitigated by:

•	the multiple elements and mix of our compensation packages, including base salary, annual bonus programs and, for many of our employees, equity awards vesting over multiple years, that are intended to motivate employees to take a long-term view of our business;

•	the structure of our annual cash bonus program, which (i) is based on a number of different performance measures (including operating cash flow, net loss, revenues, operating expenses and orders) to avoid employees placing undue emphasis on any particular performance metric at the expense of other aspects of our business, (ii) is based on performance targets that we believe are somewhat aggressive yet reasonable and should not require undue risk-taking to achieve, and (iii) caps on the maximum payouts eligible under the program; and

•	management process, controls and decision authorities established for different types and levels of decisions.

Compensation Mix

The Compensation Committee relies upon its judgment and not upon rigid guidelines or formulas in determining the amount and mix of compensation elements for each executive officer. We seek to achieve our executive compensation objectives through the use of four compensation components, which are summarized in the table below.

Compensation Component	Principal Contributions to Compensation Objectives	Comments
Base salary	• Attracts and retains talented executives with annual salary that reflects the executive’s performance, skill set and opportunities in the marketplace.

•  Only component of compensation that is guaranteed.

•  Can be most influenced by individual performance.

•  No increases to base salary for executive officers were implemented in fiscal 2017.

•  Comprised 36% to 51% of total compensation for our named executive officers (other than Mr. Henry) in fiscal 2017.

Performance-based annual cash bonuses

•  Focuses executives on annual financial and operating results, as well as on individual performance criteria.

•  Aligns compensation with our short-term business objectives and builds longer-term stockholder value by rewarding successful execution of our business plan.

•  Enables total cash compensation to remain competitive within the marketplace for executive talent.

•  Payout target for named executive officers ranges from 50% to 100% of base salary and depends upon net loss, other financial objectives, and contribution to our financial and non-financial objectives.

•  0% to 200% of target payout can be achieved.

Compensation Component	Principal Contributions to Compensation Objectives	Comments

•  Total cash compensation (base salary plus performance-based annual cash bonus) comprised 45% to 61% of total compensation for our named executive officers (other than Mr. Henry) in fiscal 2017.

•  Performance-based annual cash bonus brings “at risk” fiscal 2017 cash compensation to a range of 6% to 10% of total compensation for our named executive officers (other than Mr. Henry).

Long-term equity incentives

•  Retains critical talent needed to successfully navigate our company through a challenging business environment.

•  Aligns compensation with our long-term business objectives and builds long-term stockholder value by rewarding successful execution of our business plan.

•  Time-based and performance-based restricted stock awards were granted in fiscal 2017.

•  Long-term equity incentives comprised 36% to 54% of total compensation for our named executive officers (other than Mr. Henry) in fiscal 2017.

•  Long-term equity incentives combined with performance-based annual cash bonus brings “at risk” fiscal 2017 total compensation to a range of 47% to 64% of total compensation for the named executive officers (other than Mr. Henry).

Severance and change-in-control benefits

•  Helps to attract and retain talented executives with benefits that are comparable to those offered by companies with whom we compete for talent.

•  Incentivizes management to maximize stockholder value.

•  Each severance agreement provides for certain severance benefits, primarily salary, health benefits and, in certain cases, prorated cash bonus, in the event that the executive’s employment is terminated under certain circumstances. The severance periods range from 18 months to 24 months.

•  The stock options and restricted stock awards granted to our executive officers provide for full acceleration of vesting upon a change in control of our company.

While the Compensation Committee independently evaluates each of the compensation components discussed in the above table, it places greater emphasis on the sum of base salary, performance-based annual cash bonuses and long-term equity incentives rather than any one component because of their combined greater potential to influence our named executive officers’ performance. The Compensation Committee believes, and our pay mix is designed to reflect, that a substantial portion of the compensation for our named executive officers should be “at risk” and aligned with our stockholders’ interests.

Base salary

Base salaries are set once per year as part of the compensation review process. In June 2017, the Compensation Committee reviewed the base salary levels for Messrs. McGahn and Kosiba. Management recommended, and the Compensation Committee agreed, that no changes would be made to these levels for fiscal 2017. Accordingly, the base salaries established for Messrs. McGahn, and Kosiba for fiscal 2017 remained at $500,000 and $250,000, respectively. The Compensation Committee considered the base salary levels for these executives to be appropriate in light of each executive’s level of job responsibility and individual performance, overall company performance and the competitiveness of these executives’ salaries with salaries paid to executive officers in similar positions, industries and geographic locations. The base salaries for Messrs. Henry and Maguire did not change in fiscal 2017 and remained at $312,000 and $295,000, respectively. Base salaries for executive officers have not increased in the past five years, including fiscal 2017.

Performance-Based Annual Cash Bonuses

The Compensation Committee believes cash bonuses are an important factor in rewarding and motivating our executive officers. The Compensation Committee establishes a cash incentive plan for our executive officers on an annual basis, typically early in the fiscal year.

On June 28, 2017, the Compensation Committee and the Board (in the case of our chief executive officer) approved an executive incentive plan for fiscal 2017 covering all of our executive officers. Under our executive incentive plan for fiscal 2017, the Compensation Committee established operating cash flow; other financial objectives relating to net loss, revenues, orders, and operating expenses; and individual contributions to our financial and non-financial objectives as the performance metrics for the payment of cash bonus awards for fiscal 2017. For each executive officer, the Compensation Committee assigned the following weighting to each such metric:

•	our company’s operating cash flow for fiscal 2017 as compared to the established target — 40%;

•	the executive’s achievement of other financial objectives relating to net loss, revenues, operating expenses and orders during fiscal 2017, as compared to the established targets — 40%; and

•	the executive’s individual and overall contribution during fiscal 2017 towards the achievement of our company’s financial and non-financial objectives (subjective performance measure) — 20%.

Under the terms of the fiscal 2017 executive incentive plan, the Compensation Committee and the Board (in the case of our chief executive officer) designated for each named executive officer a target cash bonus amount between 50% and 100% of such named executive officer’s then current base salary. The amount of the target cash bonus award paid to each named executive officer could have been less than or greater than the executive’s target cash bonus incentive, with the amount capped at 200% of the target cash bonus amount. If less than 80% of a particular quantitative objective (or, in the case of the operating cash flow metric, 70% of such objective) was achieved, no payment was received with respect to that objective in the bonus plan.

The following table sets forth each named executive officer’s annual cash bonus award opportunities for fiscal 2017 at minimum, threshold, target and maximum:

	Annual Cash Bonus Award Opportunity				Annual Cash Bonus Award Opportunity ($)
Name	Minimum	Threshold (% of Target)	Target (% of Base Salary)	Maximum (% of Target)	Minimum	Threshold	Target	Maximum
Daniel P. McGahn	0%	30%	100%	200%	$0	$150,000	$500,000	$1,000,000
John W. Kosiba	0%	30%	50%	200%	$0	$37,500	$125,000	$250,000
David A. Henry (1)	—	—	—	—	—	—	—	—
James F. Maguire	0%	30%	75%	200%	$0	$66,375	$221,250	$442,500

(1)	Mr. Henry was not a participant in the fiscal 2017 executive incentive plan and was not eligible to receive a performance-based cash bonus payment with respect to fiscal 2017.

The Compensation Committee is responsible for determining the cash payout under the plan to each executive officer other than the chief executive officer. Our Board determines the cash payout under the plan for the chief executive officer, taking into account the recommendation of the Compensation Committee.

The following summarizes the cash bonus opportunity for the named executive officers under each performance metric under the fiscal 2017 executive incentive plan.

Milestones and achievement for the operating cash flow (40%) bonus measure: All of the named executive officers had the same operating cash flow threshold that had to be met before payout could be earned. The fiscal 2017 milestones and achievement levels for our company’s operating cash flow measure are shown below. An executive’s payout on this measure was determined through a numerical calculation based on our company’s operating cash flow (rounded to the nearest milestone) so the Compensation Committee (or, in the case of our chief executive officer, our Board) did not apply discretion.

	Fiscal 2017 Milestones and Achievement for Operating Cash Flow Metric
		Threshold (30%)	Target (100%)		Maximum (200%)
Operating Cash Flow	Operating Cash Flow Milestones:	$(12.6M )	$(9.7M	)	$(4.9M	)
	Operating Cash Flow Result:		$(24.8M	)
Bonus Opportunity	Achievement (% of Target):	0%
	% of Target Bonus Opportunity:	0%

Our company’s operating cash flow for fiscal 2017 did not meet the threshold performance level requisite for payout, and as a result, no named executive officer received payout under this measure. The Compensation Committee (or, in the case of our chief executive officer, our Board) awarded no bonuses under the operating cash flow measure to each named executive officer:

Name	Target Bonus for Metric	Total Payout for Metric	% of Target Bonus Opportunity
Daniel P. McGahn	$200,000	$0	0%
John W. Kosiba	$50,000	$0	0%
David A. Henry	$—	$—	—
James F. Maguire	$88,500	$0	0%

Other financial objectives (40%): For fiscal 2017, the Compensation Committee (or, in the case of our chief executive officer, our Board) placed a greater emphasis on the achievement of the same corporate goals as opposed to individual goals for each executive officer under this measure, viewing these corporate goals as key for our company’s short-term sustainability and long-term growth. The Compensation Committee (or, in the case of our chief executive officer, our Board) awarded bonuses under this measure to each named executive officer as follows:

Financial Objective	Threshold		Target		Maximum		Achievement (% of Target)	Daniel P. McGahn Payout for Metric	John W. Kosiba Payout for Metric	James F. Maguire Payout for Metric	% of Target Bonus Opportunity
Net Loss (25%)	$(36.7M	)	$(30.6M	)	$(23.0M	)	92%	$38,000	$9,500	$16,815	76%
AMSC Revenues (25%)	$64.0M		$80.0M		$100.0M		0%	$—	$—	$—	0%
New Orders (25%)	$19.6M		$24.5M		$30.6M		0%	$—	$—	$—	0%
Operating Expenses (1) (25%)	$41.8M		$34.8M		$26.1M		108%	$66,000	$16,500	$29,205	132%

Total Payout								$104,000	$26,000	$46,020	52%

(1)	Operating expenses metric defined as operating expenses less (i) stock compensation expense, and (ii) restructuring and impairment expenses.

Executive contributions to company’s achievement of financial and non-financial objectives — individual performance measure (20%): Each named executive officer was also evaluated upon his or her overall individual contribution during fiscal 2017 toward the achievement of our company’s financial and non-financial objectives. Assessment of achievement for these objectives was evaluated on the basis of the achievement of our operating goals in fiscal 2017, as well as a number of factors relating to individual performance, ability to timely deliver on strategic objectives, leadership and communication. The Compensation Committee (or, in the case of our chief executive officer, our Board) had discretionary authority to determine whether, and to what extent, these objectives had been achieved.

The Compensation Committee (or, in the case of our chief executive officer, our Board) awarded bonuses under this measure to each named executive officer as follows:

Name	Target Bonus for Metric	Total Payout for Metric	% of Target Bonus Opportunity
Daniel P. McGahn	$100,000	$30,000	30%
John W. Kosiba	$25,000	$7,500	30%
David A. Henry	$—	$—	—
James F. Maguire	$44,250	$13,275	30%

Overall payout results: In May 2018, the Compensation Committee (or, in the case of our chief executive officer, our Board) approved the following payouts under the fiscal 2017 executive incentive plan:

Name	Fiscal 2017 Target Cash Bonus	Fiscal 2017 Total Cash Payout	% of Target Bonus Opportunity
Daniel P. McGahn	$500,000	$134,000	27%
John W. Kosiba	$125,000	$33,500	27%
David A. Henry	$—	$—	—
James F. Maguire	$221,250	$59,295	27%

Long Term Equity Incentives

The Compensation Committee uses stock-based awards to retain executive officers and align their interests with those of our stockholders. Historically, the Compensation Committee granted stock-based awards to our executive officers purely in the form of stock options that vested in installments over multiple years, with an exercise price equal to the closing market price of our common stock on the date of grant. Over the past three fiscal years, the Compensation Committee has relied exclusively on the award of shares of restricted stock to our executive officers. The Compensation Committee awards both time-based and performance-based restricted stock awards. A time-based restricted stock award typically will vest in equal annual installments over a three-year period. A performance-based restricted stock award typically will vest upon the achievement of specific objectives relating to our performance within a specified period. The Compensation Committee believes shares of restricted stock provide a more motivating form of incentive compensation, minimize stock compensation expenses and reduce the potential dilution of our shares.

We generally grant shares of restricted stock to executive officers and other employees upon their initial hire, in connection with a promotion, and annually based on merit. To determine the amount of stock-based awards granted to executive officers, our Compensation Committee considers the performance of the individual and our company, historic stock-based awards and the awards made to those in similar positions at comparable companies.

Our Board and Compensation Committee typically meet in early May to review company performance for the prior fiscal year. At such time, the Compensation Committee (or, in the case of our chief executive officer, our Board) also reviews the performance of the executive officers over the prior fiscal year and grants equity awards, if any, to the executive officers. In fiscal 2017, the Compensation Committee and Board met in July and awarded time-based and performance-based restricted stock awards to Messrs. McGahn and Kosiba under our 2007 Stock Incentive Plan.

In fiscal 2017, when considering equity grants to our executive officers, the Compensation Committee (or, in the case of our chief executive officer, our Board) considered:

•	each executive officer’s performance and contribution during the prior fiscal year;

•	recommendations made by our management;

•	competitive practices;

•	the overall compensation package for each executive officer;

•	the overall retention concerns and level of difficulty our company would face if we were to have to replace any executive officer if he or she were to voluntarily leave our company; and

•	the availability of shares to grant to our employees and executive officers given our low stock price and limited share pool.

Based on such considerations, the Compensation Committee (or, in the case of our chief executive officer, our Board) awarded an equal number of shares of time-based restricted stock and performance-based restricted stock to each applicable executive officer. Messrs. McGahn and Kosiba received time-based restricted stock awards of 112,500 and 36,000 shares, respectively, each of which vests in equal annual installments over a three-year period starting July 27, 2018. Messrs. McGahn and Kosiba also received performance-based restricted stock awards of 112,500 and 36,000 shares, respectively, each of which vests 1/3rd, 1/3rd and 1/3rd upon our company’s attainment of three, four and five quarters of positive cash flow from operations, respectively, between July 1, 2017 and March 31, 2020, subject to the executive officer’s continued employment.

In addition, in September 2017, the Compensation Committee awarded Mr. Maguire 25,000 shares of restricted stock under our 2007 Stock Incentive Plan, of which (i) 18,750 shares of time-based restricted stock which vest in equal annual installments over a three-year period starting August 15, 2018, and (ii) 6,250 shares of performance-based restricted stock which vest in full upon our company’s attainment of four quarters of positive cash flow from operations between July 1, 2017 and March 31, 2020, subject to Mr. Maguire’s continued employment, and the Awards Committee awarded Mr. Maguire 25,000 shares of time-based restricted stock for outstanding job performance and which vested in full on November 15, 2017.

In fiscal 2018, when considering equity grants, the Compensation Committee (or, in the case of our chief executive officer, our Board) expects to make up to 1/3rd of any restricted stock awards, including those to our named executive officers, subject to performance-based vesting conditions that will require the achievement of specified objectives over multiple time periods in order to vest.

Benefits

We offer a comprehensive benefits package to all full-time employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Executive officers are eligible to participate in all of our employee benefit plans. The 401(k) plan includes a matching component where we will match $0.50 on each dollar of an employee’s contribution up to a maximum of 6 percent of his or her wages in the form of our stock. The employee contributions are subject to the maximum limitations as set forth in the Internal Revenue Code of 1986, as amended, or the Code.

Severance and Change-in-Control Benefits

We have entered into agreements with each of our executive officers (other than Mr. Henry) that provide them with severance benefits in the event of the termination of their employment under specified circumstances, including termination following a change in control of our company. In addition, the stock options and restricted stock awards we grant to our executive officers provide for full acceleration of vesting upon a change in control of our company. These agreements, along with estimates of the value of the benefits payable under them, are described below under the caption “Employment Agreements and Severance Agreements with Executive Officers.” We believe providing these benefits helps us compete for and retain executive talent and that our severance and change-in-control benefits are generally in line with those provided to executives by comparable companies. Further, we entered into a separation agreement with Mr. Henry in connection with the termination of his employment in 2017. This agreement, along with estimates of the value of the benefits payable thereunder, are also described below under the caption “Employment Agreements and Severance Agreements with Executive Officers.”

Tax Considerations

The Internal Revenue Service, pursuant to Section 162(m) of the Code, generally disallows a tax deduction for all compensation in excess of $1,000,000 paid to our chief executive officer, our chief financial officer and our three other most highly compensated executive officers. We historically intended for our stock option awards to comply with the qualified performance-based compensation exception in Section 162(m) of the Code so that the compensation remained tax deductible to us. The qualified performance-based compensation exception was generally eliminated, effective for tax years beginning following December 31, 2017, upon the enactment of the Tax Cuts and Jobs Act (“TCJ Act”), subject to limited transition relief for certain arrangements in place as of November 2, 2017. As a result, unless eligible for transition relief, our company may no longer be able to take a deduction for any compensation paid to its named executive officers in excess of $1,000,000. Due to the uncertainties as to the application and interpretation of Section 162(m) of the Code, especially in light of the TCJ Act, no assurance can be given that compensation will be eligible for transition relief under the TCJ Act or otherwise be deductible by the company, and the Compensation Committee reserves the right to pay compensation that will not be deductible as a result of Section 162(m) of the Code and to modify existing compensation that was initially intended to be exempt from Section 162(m) of the Code (and/or may be subject to any transition relief under the TCJ Act) if it determines that such compensation or modifications are consistent with the company’s business needs.

Fiscal 2017 Summary Compensation Table

The following table contains information with respect to the compensation for fiscal 2017 of our principal executive officer, our principal financial officer and our other remaining executive officer.

Name and Principal Position	Fiscal Year (1)	Salary	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Daniel P. McGahn	2017	$500,000	$756,000	$—	$134,000	$9,958	$1,399,958
President and Chief Executive Officer	2016	$500,000	$—	$—	$396,000	$10,920	$906,920
	2015	$500,000	$647,000	$—	$860,000	$9,721	$2,016,721
John W. Kosiba	2017	$250,000	$241,920	$—	$33,500	$9,323	$534,743
Senior Vice President, Chief Financial Officer and Treasurer (5)
David A. Henry	2017	$78,000	$77,168	$—	$—	$521,177	$676,345
Former Executive Vice President, Chief Financial Officer and Treasurer (6)	2016	$312,000	$—	$—	$148,262	$8,488	$468,750
	2015	$312,000	$323,500	$—	$321,983	$8,468	$965,951

James F. Maguire	2017	$295,000	$210,000	$—	$59,295	$12,179	$576,474
Former Executive Vice President, Operations (7)	2016	$295,000	$—	$—	$175,230	$12,798	$483,028
	2015	$295,000	$323,500	$—	$380,550	$14,048	$1,013,098

(1)	Refers to the fiscal years ended March 31, 2018 (fiscal 2017), March 31, 2017 (fiscal 2016) and March 31, 2016 (fiscal 2015).

(2)	The amounts shown reflect the grant date fair value of awards granted during the applicable fiscal year computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 14 to our audited consolidated financial statements for fiscal 2017 included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2018, filed with the SEC on June 6, 2018.

(3)	The included amounts in this column reflect cash bonuses paid under our executive incentive plans for fiscal 2017, fiscal 2016 and fiscal 2015. See “Compensation Discussion and Analysis — Compensation Mix — Performance-Based Annual Cash Bonuses” above for a description of the plan for fiscal 2017.

(4)	All Other Compensation is comprised of the following amounts:

Name	Fiscal Year	Life Insurance Premiums (1)	Defined Contributions for 401(k) Stock Match	Other
Daniel P. McGahn	2017	$2,008	$7,950	$—
	2016	2,008	8,912	—
	2015	2,348	7,373	—
John W. Kosiba	2017	1,823	7,500	—
David A. Henry	2017	502	3,209	517,466	(2)
	2016	2,008	6,480	—
	2015	2,348	6,120	—
James F. Maguire	2017	2,008	7,950	2,221	(3)
	2016	2,008	8,290	2,500	(4)
	2015	2,348	7,950	3,750	(5)

(1)	The life insurance premium amounts in the table above reflect premiums paid by us for life insurance for which the named executive is the named beneficiary.

(2)	Includes $517,466 in accrued severance in fiscal 2017, consisting of $468,000 of cash severance, $5,000 in outplacement services, $22,950 in unused vacation and $21,516 of continued health benefits.

(3)	Includes $2,221 patent award earned in fiscal 2017.

(4)	Includes $2,500 travel incentive earned in fiscal 2016.

(5)	Includes $3,750 travel incentive earned in fiscal 2015.

(5)	Mr. Kosiba has served as our Senior Vice President, Chief Financial Officer and Treasurer since April 4, 2017.

(6)	Mr. Henry served as our Executive Vice President, Chief Financial Officer and Treasurer until April 4, 2017. He remained an employee of the company to assist with the transition of his responsibilities and other related matters until June 30, 2017.

(7)	Mr. Maguire served as our Executive Vice President, Operations and as an executive officer until April 4, 2017. He currently serves as Executive Vice President, Technology.

Grants of Plan-Based Awards Table for Fiscal 2017

The following table contains information concerning potential future payouts under our fiscal 2017 executive incentive plan to the named executive officers. As discussed in “Compensation Discussion and Analysis — Compensation Mix — Long Term Equity Incentives” above, we granted awards of restricted stock to our named executive officers in fiscal 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (14)
Name	Grant Date	Threshold $ (2)	Target $ (3)	Maximum $ (4)	Threshold # (5)		Target # (6)		Maximum # (7)
Daniel P. McGahn		150,000	500,000	1,000,000
	7/27/2017										112,500(9)			$378,000
	7/27/2017				37,500	(8)	75,500	(8)	112,500	(8)				$378,000
John W. Kosiba		37,500	125,000	250,000
	7/27/2017										36,000(9)			$120,960
	7/27/2017				12,000	(8)	24,000	(8)	36,000	(8)				$120,960
David A. Henry	6/28/2017										16,667(10)			$77,168
James F. Maguire		66,375	221,250	442,500
	9/21/2017										18,750(11)			$77,063
	9/21/2017				—		6,250	(12)	—					$25,687
	9/28/2017										25,000(13)			$107,250

(1)	Reflects the threshold, target and maximum cash bonus amounts under our executive incentive plan for fiscal 2017. See “Compensation Discussion and Analysis — Compensation Mix — Performance — Based Annual Cash Bonuses” above for a description of this plan. The amounts actually paid to the named executive officers under this plan are shown above in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	Reflects the total minimum amount that would have been earned if the minimum targets for all of the annual metrics had been achieved.

(3)	Reflects the total amount that would have been earned if the targeted annual metrics had been achieved.

(4)	Reflects the total maximum amount that would have been earned if the maximum targets for all of the annual metrics had been achieved.

(5)	Reflects the total minimum amount of shares that would have vested if the minimum performance target for the performance target had been achieved.

(6)	Reflects the total amount of shares that would have vested if the targeted performance metric had been achieved.

(7)	Reflects the total maximum amount of shares that would have been earned if the maximum target for the performance metric had been achieved.

(8)	Performance-based stock award will vest 1/3rd, 1/3rd and 1/3rd upon our company’s attainment of three, four and five quarters of positive cash flow from operations, respectively, between July 1, 2017 and March 31, 2020.

(9)	Restricted stock award vests in equal installments over a 3-year period with the first tranche vesting on July 27, 2018.

(10)	Restricted stock unit award vested in full on July 8, 2017, the eighth (8th) day after Mr. Henry’s execution and timely return of his separation agreement.

(11)	Restricted stock award vests in equal installments over a 3-year period with the first tranche vesting on August 15, 2018.

(12)	Performance-based stock award will vest upon our company’s attainment of four quarters of positive cash flow from operations between July 1, 2017 and March 31, 2020.

(13)	Restricted stock award vested in full on November 15, 2017.

(14)	Grant date value represents the FASB ASC Topic 718 value of the restricted stock award as of the grant date. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 14 to our audited consolidated financial statements for fiscal 2017 included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2018, filed with the SEC on June 6, 2018.

Outstanding Equity Awards at Fiscal Year-End Table for Fiscal 2017

The following table contains information regarding unexercised stock options and unvested restricted stock awards held by our named executive officers as of March 31, 2018. As of March 31, 2018, Mr. Henry no longer holds any unexercised or unvested equity awards.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($) (19)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($) (19)
Daniel P. McGahn	2,099	(1)	—		252.90	5/12/2019	—		—	—		—
	9,999	(2)	—		386.90	12/11/2019	—		—	—		—
	—		—		—	—	—		—	37,500	(17)	218,250
	8,999	(3)	—		102.50	5/23/2021	—		—	—		—
	12,500	(4)	—		40.90	5/9/2022	—		—	—		—
	15,999	(5)	—		25.10	7/31/2023	—		—	—		—
	59,999	(6)	40,000	(6)	14.30	4/14/2024	—		—	—		—
	—		—		—	—	33,334	(12)	194,004	—		—
	—		—		—	—	112,500	(13)	654,750	—		—
John W. Kosiba	—		—		—	—	—		—	12,000	(17)	69,840
	999	(7)	—		304.90	6/14/2020	—		—	—		—
	449	(8)	—		116.30	5/11/2021	—		—	—		—
	1,500	(9)	—		46.60	9/26/2021	—		—	—		—
	1,999	(4)	—		40.90	5/9/2022	—		—	—		—
	3,200	(5)	—		25.10	7/31/2023	—		—	—		—
	—		—		—	—	5,000	(12)	29,100	—		—
	—		—		—	—	5,000	(14)	29,100	—		—
	—		—		—	—	10,000	(15)	58,200	—		—
	—		—		—	—	36,000	(13)	209,520	—		—
James F. Maguire	667	(10)	—		255.00	5/11/2019	—		—	—		—
	—		—		—	—	—		—	6,250	(18)	36,375
	499	(11)	—		292.40	5/12/2020	—		—	—		—
	1,999	(8)	—		116.30	5/11/2021	—		—	—		—
	5,999	(4)	—		40.90	5/9/2022	—		—	—		—
	9,499	(5)	—		25.10	7/31/2023	—		—	—		—
	—		—		—	—	16,667	(12)	97,002	—		—
	—		—		—	—	18,750	(16)	109,125	—		—

(1)	These options were granted on May 12, 2009 and were fully vested on May 12, 2012.

(2)	These options were granted on December 11, 2009 and were fully vested on December 11, 2014.

(3)	These options were granted on May 23, 2011 and were fully vested on May 23, 2014.

(4)	These options were granted on May 9, 2012 and were fully vested on May 9, 2015.

(5)	These options were granted on July 31, 2013 and were fully vested on July 31, 2016.

(6)	These options were granted on April 14, 2014, vest in equal annual installments over a 5-year period, and will be fully vested on April 14, 2019.

(7)	These options were granted on June 14, 2010 and were fully vested on June 14, 2013.

(8)	These options were granted on May 11, 2011 and were fully vested on May 11, 2014.

(9)	These options were granted on September 26, 2011 and were fully vested on June 24, 2014.

(10)	These options were granted on May 11, 2009 and were fully vested on May 11, 2012.

(11)	These options were granted on May 12, 2010 and were fully vested on May 12, 2013.

(12)	These awards were granted on May 14, 2015, vest in equal annual installments over a 3-year period, and were fully vested on May 14, 2018.

(13)	These awards were granted on July 27, 2017, vest in equal annual installments over a 3-year period, and will be fully vested on July 27, 2020.

(14)	These awards were granted on December 20, 2015, vest in equal annual installments over a 3-year period, and were fully vested on May 14, 2018.

(15)	These awards were granted on May 12, 2016, vest in equal annual installments over a 3-year period, and will be fully vested on May 12, 2019.

(16)	These awards were granted on September 21, 2017, vest in equal annual installments over a 3-year period, and will be fully vested on August 15, 2020.

(17)	These awards were granted on July 27, 2017, and will vest 1/3rd, 1/3rd and 1/3rd upon our company’s attainment of three, four and five quarters of positive cash flow from operations, respectively, between July 1, 2017 and March 31, 2020. The number of shares herein reflects 1/3rd of the total number of shares subject to these awards assuming “threshold” performance.

(18)	These awards were granted on September 21, 2017, and will vest upon our company’s attainment of four quarters of positive cash flow from operations between July 1, 2017 and March 31, 2020.

(19)	Based on $5.82 per share, the closing sale price of our common stock on March 31, 2018.

Option Exercises and Stock Vested Table for Fiscal 2017

The following table contains information concerning the exercise of stock options and vesting of restricted stock awards for each named executive officer during fiscal 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Daniel P. McGahn	—	$—	33,333	$135,332
John W. Kosiba	—	$—	20,000	$81,200
David A. Henry	—	$—	43,333	$184,099
James F. Maguire	—	$—	51,666	$191,014

(1)	Value realized upon vesting is based on the closing sales price of our common stock on the Nasdaq Global Select Market on the vesting date.

Employment Agreements and Severance Agreements with Executive Officers

We are party to severance agreements with each of our named executive officers who currently remain employed. Each severance agreement provides for certain severance benefits from the company to the executive in the event that such executive’s employment is terminated:

•	by us without “cause” (other than due to death or “disability”) in the absence of a “change in control” of the company (as such terms are defined in the severance agreement); or

•	by us without cause (other than due to death or disability) or by the executive for “good reason” (as defined in the severance agreement) within 12 months following a change in control of the company; or

•	by us without cause (other than due to death or disability) more than 12 months following a change in control of the company (each such termination referenced herein as a “qualifying termination”).

These benefits consist primarily of the continuation of the executive’s salary and employee benefits for a specified period of time following employment termination. These periods are as follows: Mr. McGahn — 24 months; Mr. Kosiba — 18 months; and Mr. Maguire — 18 months (until March 31, 2020, and 12 months thereafter). In addition, upon termination by us without cause (other than due to death or disability) or by the executive for good reason within 12 months following a change in control of our company, the terminated executive is also entitled to a lump sum payment equal to a prorated portion of his or her bonus for the year of termination.

The stock options and restricted stock awards we grant to our executive officers provide for full acceleration of vesting upon a change in control of our company.

Except with respect to Mr. Henry, whose severance terms are described more fully below, the following table describes the potential payments and benefits that would be received by the named executive officers pursuant to these severance agreements, assuming that a qualifying termination of employment occurred on March 31, 2018. Actual amounts payable to each executive listed below upon his employment termination can only be determined definitively at the time of an executive’s actual termination.

Name	Salary Continuation Payments	Employee Benefits (1)	Prorated Bonus (2)
Daniel P. McGahn	$1,000,000	$51,561	$500,000
John W. Kosiba	$375,000	$38,423	$125,000
James F. Maguire	$442,500	$26,610	$221,250

(1)	Calculated based on the estimated cost to us of providing these benefits at March 31, 2018.

(2)	Calculated based on prorated amount as of March 31, 2018. Prorated bonus is only paid upon a qualifying termination of employment within 12 months of a change in control of the company.

Except with respect to Mr. Henry, whose severance terms are described more fully below, the following table describes the value to the named executive officers pursuant to the acceleration-of-vesting provisions in his restricted stock and option awards and/or severance agreements, assuming that a change in control of our company occurred on March 31, 2018. The actual value of such acceleration to each executive listed below can only be determined definitively at the time of an executive’s actual termination.

Name	Value of Option Acceleration (1)	Value of Restricted Stock Acceleration (2)
Daniel P. McGahn	$—	$1,503,504
John W. Kosiba	$—	$535,440
James F. Maguire	$—	$242,502

(1)	Represents the number of option shares that would accelerate, multiplied by the excess of $5.82 per share (the closing sale price of AMSC common stock on March 31, 2018) over the exercise price of the option, if any.

(2)	Represents the number of shares of restricted stock that would accelerate, multiplied by $5.82 (the closing sale price of AMSC common stock on March 31, 2018).

On June 30, 2017, we entered into a severance and consulting services agreement with Mr. Henry pursuant to which Mr. Henry is entitled to receive the following payments and benefits:

•	$468,000 as severance pay, or the Cash Severance Pay, an amount equivalent to eighteen (18) months of his base salary on his termination date, provided that the company may in its discretion, in lieu of unpaid Cash Severance Pay otherwise payable from and after January 1, 2018, issue to Mr. Henry an award of immediately vested shares of company common stock, or the Equity Severance Payment, under our 2007 Stock Incentive Plan. The Equity Severance Payment, if any, would be made in 2018 and consist of that number of shares of company common stock equal to the remaining unpaid Cash Severance Pay multiplied by 1.2, then divided by the closing stock price per share of company common stock on the Nasdaq Global Select Market as of the last business day prior to the issuance of the Equity Severance Payment. As of May 31, 2018, no Equity Severance Payment has been made to Mr. Henry;

•	an award of 16,667 restricted stock units under our 2007 Stock Incentive Plan, which is equal to the number of shares of time-based restricted stock awards that Mr. Henry forfeited to the company on his last date of employment;

•	payment by the company of up to $5,000 in connection with either Mr. Henry’s use of outplacement services and/or to pay reasonable fees incurred by Mr. Henry for his professional affiliations, memberships and/or certifications; and

•	continued coverage under the company’s group health plan at the then-applicable employee rate for up to 18 months following termination (or, in certain cases, the cash equivalent thereof), which has a value equal to approximately $1,195 per month.

In addition, Mr. Henry agreed to release all claims against the company and to comply with certain restrictive covenants, including non-competition and non-solicitation restrictions for the period ending December 31, 2018 and a perpetual non-disparagement restriction.

Pay Ratio Disclosure

Pursuant to Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our principal executive officer to the annual total compensation of our median employee. During fiscal 2017, the principal executive officer of AMSC was our President and Chief Executive Officer, Mr. Daniel P. McGahn. For fiscal 2017, the annual total compensation of Mr. McGahn, for purposes of this pay ratio disclosure, was $1,399,958, and for our median employee was $65,425, resulting in a pay ratio of approximately 21:1.

In accordance with Item 402(u) of Regulation S-K, we identified the median employee as of February 28, 2018 by (i) aggregating for each applicable employee (A) annual base salary for salaried employees (or hourly rate multiplied by actual hours worked, for hourly employees), in each case, annualized with respect to newly hired permanent employees, and (B) target incentive compensation, and (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all employees of AMSC, excluding Mr. McGahn, as of February 28, 2018. As a result of this process, we identified an employee that had terminated between the determination date, February 28, 2018, and June 15, 2018. Therefore, we selected a continuing employee whose compensation, as calculated using the compensation measure utilized above, is substantially similar. The selected employee was immediately below the median, and resided in Austria. After identifying the median employee, we calculated the annual total compensation for fiscal 2017 for such employee using the same methodology we used for our named executive officers as set forth in the “Fiscal 2017 Summary Compensation Table” earlier in this section. Compensation paid in non-U.S. currency were converted to U.S. dollars based on the 2017 average exchange rate.

We consider the pay ratio reported above to be a reasonable estimate, calculated in a manner intended to be consistent with Item 402(u) of Regulation S-K based on our internal records and the methodology described above. Item 402(u) of Regulation S-K allows companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

Director Compensation

Our Compensation Committee is responsible for reviewing and making recommendations to our Board with respect to the compensation paid to our non-employee directors.

For fiscal 2017, non-employee directors received cash compensation as follows:

•	each non-employee director received $35,000 as an annual cash retainer and no per meeting fee;

•	the non-employee chairman of the Board received an additional annual cash retainer of $20,000;

•	the chairman of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee received an additional annual cash retainer of $20,000, $15,000 and $10,000,

respectively (provided that, if the chairman of the Board is chairman of any committee, then he was paid at the lower committee member rate described below); and

•	the members of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee (other than the chairmen of such committees) received an additional annual cash retainer of $12,000, $9,000 and $6,000, respectively.

In addition to cash compensation, each non-employee director is granted an award of shares of common stock under the 2007 Director Plan with an aggregate grant date value equal to $40,000 three business days following the last day of each fiscal year, subject to proration for any partial fiscal year of service. Further, each non-employee director is granted an option to purchase shares of common stock under the 2007 Director Plan with an aggregate grant date value equal to $40,000 upon his or her initial election to the Board with an exercise price equal to the fair market value of our common stock on the date of the grant. These options vest in equal annual installments over a two-year period.

Each option granted under the 2007 Director Plan becomes exercisable in full in the event of an acquisition of the company. The term of each option granted under the 2007 Director Plan is 10 years, provided that, in general, an option may be exercised only while the director continues to serve as a director or within 60 days thereafter.

The compensation packages for directors are intended to attract and retain high-quality individuals to provide oversight to our management team. Directors who are employees of the company receive no additional compensation for their service as directors.

The following table summarizes the compensation of our non-employee directors during fiscal 2017:

Name*	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Option Awards (5)	All Other Compensation	Total
Vikram S. Budhraja	$56,000	$38,910	—	—	$94,910
Arthur H. House (3)	$50,793	$21,104	—	—	$71,897
David R. Oliver, Jr.	$47,000	$38,910	—	—	$85,910
John B. Vander Sande (4)	$14,108	$51,440	—	—	$65,548
John W. Wood, Jr.	$82,000	$38,910	—	—	$120,910
Pamela F. Lenehan	$55,000	$38,910	—	—	$93,910

*	Excludes Mr. McGahn, who has served as our chief executive officer and as a director since June 1, 2011. Mr. McGahn received no compensation for his service as a director in fiscal 2017. Mr. McGahn’s compensation as an executive is reported in the Summary Compensation Table included in this proxy statement.

(1)	The amounts shown reflect the grant date fair value computed in accordance with FASB ASC Topic 718 of each director’s (other than Mr. House) one-time award of 6,042 fully-vested shares of common stock granted during fiscal 2017, Mr. House’s one-time pro-rated award of 3,277 fully-vested shares of common stock granted during fiscal 2017 and Dr. Vander Sande’s one-time award of 3,653 fully-vested shares of common stock granted in July 2017 in connection with his departure from our Board, in each case pursuant to the 2007 Director Stock Plan. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 14 to our audited consolidated financial statements for fiscal 2017 included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2018, filed with the SEC on June 6, 2018.

(2)	Based on stock price of $6.44 on the grant date of April 5, 2017.

(3)	Mr. House joined our Board in September 2016.

(4)	Dr. Vander Sande departed from our Board in July 2017.

(5)	As of March 31, 2018, each non-employee director held options for the following aggregate number of shares of common stock:

Name	Number of Shares
Vikram S. Budhraja	—
Arthur H. House	9,703
David R. Oliver, Jr.	—
John B. Vander Sande	—
John W. Wood, Jr.	—
Pamela F. Lenehan	1,000

Securities Authorized for Issuance Under Our Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of March 31, 2018.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	280,891	(1)	$69.51	1,039,610	(2)

(1)	Excludes shares issuable under our 2000 Employee Stock Purchase Plan in connection with the current offering period which ends on September 30, 2018. Such shares are included in column (c).

(2)	In addition to being available for future issuance upon exercise of options that may be granted after March 31, 2018, 666,092 shares available for issuance under our 2007 Stock Incentive Plan may instead be issued in the form of restricted stock, unrestricted stock, stock appreciation rights, performance shares or other equity-based awards. There were also 113,662 shares available under the 2007 Director Plan to be issued in the form of stock options or other stock awards. There were 259,856 shares available under the 2000 Employee Stock Purchase Plan on March 31, 2018.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Mr. Budhraja (Chairman), Mr. House and Mr. Wood. No member of the Compensation Committee was at any time during fiscal 2017, or formerly, an officer or employee of ours or any subsidiary of ours, nor has any member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

No executive officer of our company has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of AMSC or member of our Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the preceding “Compensation Discussion and Analysis” section with management. Based on that review and discussion, the Compensation Committee has recommended to our Board that the “Compensation Discussion and Analysis” section be included in our proxy statement.

By the Compensation Committee of the Board.

Vikram S. Budhraja, Chairman

Arthur H. House

John W. Wood, Jr.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings. If the chairman of the Audit Committee approves the proposed related person transaction, the transaction will be presented to the full Audit Committee at the next meeting of the Audit Committee, and the Audit Committee may, in its discretion, ratify the transaction. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. The Audit Committee will review and consider such information regarding the transaction as it deems appropriate under the circumstances.

The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

There were no related person transactions during fiscal 2017.

ELECTION OF DIRECTORS

(PROPOSAL 1)

At the Annual Meeting, our stockholders will elect five directors to serve until our next annual meeting of stockholders, and until their respective successors are elected and qualified. Pamela Lenehan is not standing for re-election as a director at the Annual Meeting following the end of her current term. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proposal. The candidates listed below were nominated by the Board based on the recommendation of the Nominating and Corporate Governance Committee. The nominees must be elected by a plurality of the votes cast by the stockholders entitled to vote on the election. This means that the five nominees receiving the most affirmative votes will be elected as directors at the Annual Meeting. Votes withheld and “broker non-votes” will have no effect on the outcome of the election of directors. All of the nominees have indicated their willingness to serve, if elected, but if any of them should be unable to serve or for good cause will not serve, proxies may be voted for a substitute nominee designated by our Board, or the Board may elect to reduce the size of the Board. Information about each nominee is included under “Corporate Governance — Members of the Board” beginning on page 8 of this proxy statement.

The Board recommends a vote FOR the election of Mr. Budhraja, Mr. House, Mr. McGahn, Mr. Oliver and Mr. Wood, as directors.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 2)

The Audit Committee has selected the firm of RSM US LLP as our independent registered public accounting firm for fiscal 2018, and has directed that we submit this selection for ratification by the stockholders at the Annual Meeting. Although stockholder ratification is not required, the designation of RSM US LLP is being submitted for ratification at the Annual Meeting because AMSC believes it is a good corporate governance practice. If this proposal is not approved at the Annual Meeting, the Audit Committee may reconsider its selection of RSM US LLP. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accountant at any time during the fiscal year if it determines that such a change would be in the best interest of AMSC and its stockholders.

Representatives of RSM US LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Ratification of the selection by the Audit Committee of RSM US LLP as our independent registered public accounting firm for the current fiscal year requires the affirmative vote of the holders of a majority of the shares of common stock voting on the matter. Abstentions will have no effect on the outcome of this proposal. Because brokers have discretionary authority to vote on the ratification of the selection of our independent registered public accounting firm, we do not expect any “broker non-votes” in connection with this proposal.

The Board recommends a vote FOR ratification of the Audit Committee’s selection of RSM US LLP as our independent registered public accounting firm for the current fiscal year.

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees charged by RSM US LLP and its affiliates for the services rendered to us with respect to each of the last two fiscal years:

	Fiscal Year Ended March 31,
Fee Category	2018	2017
Audit Fees (1)	$748,716	$784,060
Audit-Related Fees	—	—
Tax Fees (2)	—	7,520
All Other Fees	—	—

Total Fees	$748,716	$791,580

(1)	Audit fees consist of fees for the audit of our annual financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Tax fees consist of fees for tax compliance, tax advice and tax planning services.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below. All services provided to us by RSM US LLP and its affiliates in each of fiscal 2017 and fiscal 2016 were approved in accordance with this policy.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

OTHER MATTERS

Solicitation of Proxies

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and employees may, without additional pay, solicit proxies by telephone, facsimile, e-mail and personal interviews. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the brokerage houses and other persons for their reasonable expenses in connection with this distribution.

Stockholder Proposals for 2019 Annual Meeting

Stockholder Proposals Included in Proxy Statement

To be considered for inclusion in the proxy statement relating to our 2019 Annual Meeting pursuant to Rule 14a-8, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no later than February 15, 2019, which is 120 calendar days before the anniversary of the date our proxy statement was released to stockholders in connection with this year’s Annual Meeting. If the date of next year’s annual meeting is changed by more than 30 days from the anniversary date of this year’s Annual Meeting on July 27, then the deadline is a reasonable time before we begin to print and mail proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with SEC regulations governing the solicitation of proxies.

Stockholder Proposals Not Included in Proxy Statement

We must receive other proposals of stockholders (including director nominations) intended to be presented at the 2019 Annual Meeting but not included in our proxy statement by April 28, 2019, but not before March 29, 2019, which is not less than 90 days nor more than 120 days prior to the anniversary date of this year’s Annual Meeting. However, in the event the 2019 Annual Meeting is scheduled to be held on a date before July 7, 2019 or after September 25, 2019, which is 20 days before or 60 days after the anniversary date of this year’s Annual Meeting, then your notice may be received by us at our principal executive office not earlier than the 120th day prior to the 2019 Annual Meeting and not later than the close of business on the later of (1) the 90th day before the scheduled date of such annual meeting or (2) the 10th day after the day on which we first make a public announcement of the date of such annual meeting. Any proposals we do not receive in accordance with the above standards will not be voted on at the 2019 Annual Meeting.

Each stockholder’s notice for a proposal must be timely given to our Corporate Secretary at our corporate headquarters located at 114 East Main Street, Ayer, MA 01432. Each notice is required to set forth as to each matter proposed to be brought before an annual meeting certain information and must meet other requirements specified in our bylaws, as determined by us, including (1) a brief description of the business the stockholder desires to bring before the meeting and the reasons for conducting such business at the meeting, (2) the name and address, as they appear on our stock transfer books, of the stockholder proposing such business, (3) the number of shares of our common stock beneficially owned by the stockholder making the proposal, (4) a description of all arrangements or understandings between such stockholder and any other persons in connection with the proposal and any material interest of the stockholder in such business, (5) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting and (6) a representation whether the stockholder intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or otherwise to solicit proxies from stockholders in support of such proposal.

For director nominations, a stockholder’s notice to our Corporate Secretary must set forth information specified in our bylaws, as to each person proposed to be nominated, including (1) the name, age, business address and residence address of such person, (2) the principal occupation or employment of such person, (3) the number of shares of our common stock which are beneficially owned by such person on the date of such stockholder notice, (4) the consent of each nominee to serve as a director if elected and (5) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to the rules of the SEC. The notice must also set forth as to the stockholder giving the notice (1) the name and address, as they appear on our transfer books, of such stockholder and of any beneficial owners of our capital stock registered in such stockholder’s name and the name and address of other stockholders known by such stockholder to be supporting such nominee(s), (2) the number of shares of our common stock held of record, beneficially owned or represented by proxy by such stockholder, (3) a description of all arrangements or understandings between such stockholder and any other persons in connection with the nomination, (4) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the person(s) named it its notice and (5) a representation whether the stockholder intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee or otherwise to solicit proxies from stockholders in support of such nomination.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Based solely on review of the copies of such reports furnished to us and written representations regarding the filing of required reports, we are not aware that any of our officers, directors or holders of 10% or more of our common stock failed to comply in a timely manner during and with respect to fiscal 2017 with Section 16(a) filing requirements except that, due to an administrative oversight, one Form 4 for our former director, Dr. John Vander Sande reporting one transaction was filed late.

Important Notice Regarding Delivery of Security Holder Documents

We have adopted the cost saving practice of “householding” proxy statements and annual reports. Some banks, brokers and other nominee record holders are also “householding” proxy statements and annual reports for their customers. This means that only one copy of our proxy statement, annual report or Internet Notice may have been sent to multiple shareholders in your household unless we have received instructions otherwise. We will promptly deliver a separate copy of any of these documents to you if you write our Investor Relations department at 114 East Main Street, Ayer, Massachusetts 01432 or call (978) 842-3247. If you want to receive separate copies of the annual report, proxy statement or Internet Notice in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

Electronic Delivery of Stockholder Communications

If you received your Annual Meeting materials by mail, we encourage you to conserve natural resources, as well as significantly reduce our printing and mailing costs, by signing up to receive your stockholder communications via e-mail. To sign up for electronic delivery, visit www.proxyvote.com. Your electronic delivery enrollment will be effective until you cancel it, which you may do at any time by following the procedures described at the website listed above. If you have questions about electronic delivery, please write our Investor Relations department at 114 East Main Street, Ayer, Massachusetts 01432 or call (978) 842-3247.

AMERICAN SUPERCONDUCTOR CORPORATION 114 East Main Street Ayer, MA 01432

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees
01	Vikram S. Budhraja 02 Arthur H. House 03 Daniel P. McGahn 04 David R. Oliver, Jr. 05 John W. Wood, Jr.
The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
2.	To ratify the selection by the Audit Committee of the Board of Directors of RSM US LLP as AMSC’s independent registered public accounting firm for the current fiscal year.						☐	☐	☐
NOTE: To transact such other business as may properly come before the annual meeting or any continuation, postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

The Annual Meeting of Stockholders will take place at

8:30 AM local time, on July 27th, 2018 at

American Superconductor’s Headquarters located at:

114 East Main Street

Ayer, MA 01432

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

AMERICAN SUPERCONDUCTOR CORPORATION

114 East Main Street

Ayer, Massachusetts 01432

Proxy for the Annual Meeting of Stockholders to be held on Friday, July 27, 2018

This Proxy is Solicited on Behalf of the Board of Directors of the Company

The undersigned stockholder(s) of American Superconductor Corporation (the “Company”), revoking all prior proxies, hereby appoint(s) Daniel P. McGahn, John W. Kosiba, Jr. and John R. Samia, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of common stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Company’s headquarters located at 114 East Main Street, Ayer, Massachusetts 01432, on Friday, July 27, 2018, at 8:30 a.m., local time, or at any continuation, postponement or adjournment thereof (the “Meeting”).

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR the election of all nominees for director and FOR proposal 2. Attendance of the undersigned at the Meeting will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the Secretary of the Company or shall vote in person at the Meeting.

The proxies, in their discretion, are further authorized to vote (i) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (ii) on any matter that the Board of Directors did not know would be presented at the Meeting by a reasonable time before the proxy solicitation was made, and (iii) on any other matters that may properly come before the Meeting or any continuations, adjournments or postponements thereof.

Continued and to be signed on reverse side